UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Stock Yards Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 23, 2015

Dear Shareholder:

We invite you to attend the 2015 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Wednesday, April 22, 2015, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206.  There is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review Stock Yards Bancorp’s business and operations.  Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible.  Please review the instructions with respect to each of your voting options as described in the Proxy Statement.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 22, 2015:  The Notice and Proxy Statement and Annual Report are available at http://irinfo.com/sybt/sybt.html.

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2015 ANNUAL MEETING OF SHAREHOLDERS

March 23, 2015

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 22, 2015 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 for the following purposes:

(1)         To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)         To ratify the selection of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2015;

(3)         To approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares from 20,000,000 to 40,000,000;

(4)         To approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to implement a majority voting standard for the election of directors in uncontested elections;

(5)         To present the 2015 Omnibus Equity Compensation Plan to shareholders and the possible performance criteria to be used under it for approval;

(6)         To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(7)         To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 2, 2015.

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible.  Please review the instructions with respect to each of your voting options as described in the Proxy Statement.  The Board of Directors of Stock Yards Bancorp appreciates your cooperation in directing proxies to vote at the meeting.  If your schedule permits, I hope you will join me at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this Proxy Statement and the accompanying proxy to shareholders on or about March 23, 2015.  The proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc. (referred to throughout this Proxy Statement as “Stock Yards Bancorp”, “Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 22, 2015.  We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

•                  Ratifying the selection of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2015;

•                  Approving a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares from 20,000,000 to 40,000,000;

•                  Approving a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to implement a majority voting standard for the election of directors in uncontested elections;

•                  Approving the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it; and

•                  Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

•                  Information about nominees for reelection as directors is contained in Item 1;

•                  Information about the ratification of the selection of KPMG LLP as the independent registered public accounting firm is contained in Item 2;

•                  Information about increasing the number of authorized common shares is contained in Item 3;

•                  Information about implementing a majority voting standard is contained in Item 4;

•                  Information about the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it is contained in Item 5;

•                  Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Item 6.

What is the relationship of Stock Yards Bancorp and Stock Yards Bank & Trust Company?

Stock Yards Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”).  Stock Yards Bancorp owns 100% of Stock Yards Bank & Trust Company.  Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on March 2, 2015 will be entitled to vote at the Annual Meeting.  On March 2, 2015, there were 14,738,480 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent, Computershare), you may complete and sign the accompanying proxy card and return it to Computershare or deliver it in person.  Shares will be voted as you instruct.  If you return your proxy card and do not mark your voting instructions on your signed card, Mr. Heintzman, Chairman and CEO, and Mr. James A. Hillebrand, President, as proxies named on the proxy card, will vote FOR the election of the eleven director nominees; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm, FOR the proposed increase in our authorized common shares; FOR the implementation of a majority voting standard, FOR the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it; and FOR the approval of the compensation of the named executive officers.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares.  This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone or on the Internet.  Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan.  If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail.  In either case, that proxy card will serve as a voting instruction card for the trustee of the plan.  If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of Stock Yards Bancorp or a replacement proxy bearing a later date.  Or you may attend the Annual Meeting, revoke your proxy and vote in person.  In each event, the later submitted vote will be recorded and the earlier vote revoked.  Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote.  This is called a “broker non-vote”.  In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of KPMG LLP (Item 2) even if the broker does not receive voting instructions from you.  However your broker does not have discretionary authority to vote on the election of directors (Item 1), the approval of the proposed increase in our authorized common shares (Item 3), the approval of the majority voting proposal (Item 4), the approval of the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it (Item 5), or the approval of executive compensation (Item 6) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

Directors will be elected by a plurality of the total votes cast at the Annual Meeting for the election of directors.  Assuming eleven directors are to be elected, a plurality means that the eleven nominees receiving the highest number of “FOR” votes will be deemed elected.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to increase the number of our authorized common shares will pass if a majority of votes cast on the proposal are cast for approval of the increase.

The proposal to adopt a majority voting standard for the election of directors in uncontested elections will pass if a majority of votes cast on the proposal are cast for approval of a majority voting standard.

The proposal to approve the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it will pass if a majority of votes cast on the proposal are cast for approval of the plan.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it.  Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Computershare, our independent transfer agent, will count votes cast by proxy at the Annual Meeting.  Computershare will certify the results of the voting and will also determine whether a quorum is present at the meeting.  Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also abstain from voting on any or all other proposals.  Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter.  Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting.  If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this document, FOR the ratification of the selection of the independent registered public accounting firm, FOR the proposed increase in our authorized common shares, FOR the majority voting proposal, FOR the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it, and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp.  At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.  The Company has engaged the services of Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners.  The Company’s costs for such services will be approximately $20,000.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 24, 2015, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  In addition, Stock Yards Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting.  Such notice must be submitted to the secretary of Stock Yards Bancorp no later than January 24, 2016.  The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary.  These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in Stock Yards Bancorp’s Proxy Statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns.  The Directors are responsible for determining that the Company is managed to ensure this result.  This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies.  Strong corporate governance guidelines form the foundation for Board practices.  As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors.  Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.  The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and Chief Executive Officer position filled by Mr. Heintzman.  He is the director most familiar with the business of the Company and the banking industry, and the Board believes that he is best suited to lead discussions on important issues affecting the Bank and Bancorp.  Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy.  As the Board is committed to strong corporate governance and Board of Directors, the Board has designated a lead independent director.  In addition to an independent lead director, three committees of the Board provide independent oversight of management — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee acts in the role of lead director.  The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually.  He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team.  The lead independent director is responsible for providing advice and consultation to the Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors.  The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, and information distributed to board members.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management.  The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks.  Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks.  After assessment by management, reports are made to committees of the Board.  Credit risk is addressed by the Loan Committee of the Bank.  Operational and compliance/legal risks are addressed by the Audit Committee of Bancorp.  Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board.  Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee along with other executive compensation matters.  Oversight of the trust department is addressed by the Trust Committee of the Bank.  Corporate governance matters are addressed by the Nominating and Governance Committee of Bancorp.  The full Board hears reports from each of these committees at the Board meeting immediately following the Committee meeting.  The Bank’s Internal Auditor has a direct reporting line to the Audit Committee of the Board.  The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit Committee of the Board and the full Board when appropriate.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2014, the Board of Directors of Stock Yards Bancorp held thirteen regularly scheduled meetings.  All directors of Stock Yards Bancorp are also directors of the Bank.  During 2014, the Bank’s Board of Directors held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served.  All directors are encouraged to attend annual meetings of shareholders, and all attended the 2014 Annual Meeting.

Stock Yards Bancorp has an Audit Committee, Compensation Committee, and a Nominating and Corporate Governance Committee of the Board of Directors.  The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp.  For 2014, the Audit Committee was comprised of Messrs. Herde (Chairman), Lechleiter, Madison, and Priebe.  Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee.  The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on Stock Yards Bancorp’s website:  www.syb.com.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all audit and permitted non-audit services performed by its external auditors.  The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting.  This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee.  The Audit Committee held five meetings during 2014.

The Board of Directors has determined that Mr. Herde and Mr. Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above.  See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains a Nominating and Corporate Governance Committee.  Members of this Committee are Messrs. Edinger (Chairman), Northern and Simon, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee.  Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on Stock Yards Bancorp’s website:  www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders.  To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee.  The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates.  The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines.  This Committee held three meetings during 2014.

Compensation Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains a Compensation Committee. Members of this Committee are Messrs. Edinger, Lechleiter (Chairman) and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee.  The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on Stock Yards Bancorp’s website:  www.syb.com.  The responsibilities of this Committee include oversight of executive and Board compensation and related programs.  The Compensation Committee held nine meetings during 2014.  See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Northern, Simon and Tasman.  This Committee generally meets twice monthly with one meeting each month being by conference call.  The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Herde, Madison and Priebe.  This Committee held six meetings in 2014.  The Trust Committee oversees the operations of the trust department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

ITEM 1.  ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of eleven members.  Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2016 Annual Meeting and until their respective successors are elected and qualified are:

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)

Charles R. Edinger III	President, J. Edinger & Son, Inc.
Age 65
Director since 1984

David P. Heintzman	Chairman and Chief Executive Officer,
Age 55	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Carl G. Herde	Chief Financial Officer, Baptist Healthcare System, Inc.
Age 54
Director since 2005

James A. Hillebrand	President,
Age 46	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter	President, Catholic Education Foundation
Age 56
Director since 2007

Bruce P. Madison	Chief Executive Officer, Plumbers Supply Company, Inc.
Age 64
Director since 1989

Richard Northern	Partner, Wyatt, Tarrant & Combs
Age 66
Director since 2011

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 51
Director since 2012

Nicholas X. Simon	President and Chief Executive Officer,
Age 56	Publishers Printing Company LLC
Director since 2002

Norman Tasman	President, Tasman Industries, Inc. and
Age 63	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, Stock Yards Bancorp, Inc.
Age 53	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Investment Management and Trust Department

(1)         Ages listed are as of December 31, 2014.

(2)         Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Mr. Lechleiter as described below.

(3)         No nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

Our Board of Directors has determined that Messrs. Edinger, Herde, Lechleiter, Madison, Northern, Priebe, Simon and Tasman satisfy the independence requirements of the NASDAQ Stock Market.  As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2016 annual meeting of shareholders and until their respective successors have been elected and qualified.  Based on the recommendation of the Nominating and Corporate Governance Committee, all of the aforementioned nominees are standing for reelection.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board.  Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles.  Potential Board candidates are evaluated based upon various criteria, including:

•                  Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

•                  Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;

•                  Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;

•                  The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and

•                  Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp, Inc. and the banking industry.

Non-management directors are required to own stock equal in value to $100,000 within five years of joining the Board.  The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation.  Management directors also have ownership targets as set forth elsewhere in this Proxy Statement.

All directors’ ownership positions exceed the requirement, and some of the more long-serving directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2015 Annual Meeting.  All eleven nominees are standing for re-election and were last elected to the Board of Directors by shareholders at the 2014 Annual Meeting.  Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Mr. Edinger is President of J. Edinger & Son, Inc., a family owned business, which is typical of the Bank’s historical customer base.  He brings this perspective to the Board, and he has the skills necessary to serve as lead director.  Mr. Edinger is a long-serving member of the Board with a deep understanding of the role of the Board and of the Company and its operations.  He chairs the Nominating and Corporate Governance Committee, and he serves on the Compensation Committee of Bancorp.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm.  He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President.  In January 2005 he assumed the position of Chairman and Chief Executive Officer.  Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution.  His commitment to ethical standards sets the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller.  Since 1993 he has been Chief Financial Officer.  He has extensive experience in financial reporting and corporate finance.  Mr. Herde chairs the Audit Committee of Bancorp, is an audit committee financial expert and serves on the Bank’s Trust Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group.  Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking.  He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville.  From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville.  Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years.  His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board.  Mr. Lechleiter serves on the Audit Committee as a financial expert and also chairs the Compensation Committee of Bancorp.

Mr. Madison is Chief Executive Officer of Plumbers Supply Company, Inc., an 86-year-old family-owned regional supplier and service source in the plumbing, heating and piping industries.  Because his company is typical of our customer base, Mr. Madison’s business perspective is important to the Company’s Board of Directors.  In addition, he is a long-serving member with a deep understanding of the role of the Board and of the Company and its operations.  Mr. Madison serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Northern is a partner in the Louisville office of Wyatt, Tarrant & Combs where he has practiced law since 1980.  Earlier in his career Mr. Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil Andrus and was the Legislative Director for U.S. Representative Romano Mazzoli.  Mr. Northern’s legal experience is valuable to the Board including corporate governance, compliance, strategy and acquisition and development activities.  He serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Loan Committee.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction.  A registered professional civil engineer, he began his career at Hall in 1986.  Mr. Priebe has had extensive involvement with many civic organizations throughout his career.  He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor.  Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board.  Mr. Priebe serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Simon is President and Chief Executive Officer of Publishers Printing Company LLC, a fifth-generation printing company.  The company is the largest employer located in a county contiguous to the Bank’s primary market - one designated as a growth area for the Bank.  Mr. Simon’s reputation has assisted the Bank in gaining a larger market share in that area.  Mr. Simon brings his business perspective to the Board.  He serves on the Nominating and Corporate Governance Committee of Bancorp as well as the Bank’s Loan Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville.  This family-owned business was founded in 1947 and operates 14 locations in North America with offices in Europe and Asia.  The company produces leather and finished products used by the military and general population.  Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board.  He serves on the Compensation Committee of Bancorp and the Loan Committee of the Bank.

Ms. Thompson joined the Bank in 1992 as Manager of the Investment Management and Trust Department, at which time the Trust Department had $200 million in assets under management.  Under her leadership, the department has grown to $2.3 billion in assets under management and is one of the most profitable bank-owned trust companies in the country.  Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 2.  RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting.  KPMG LLP has been engaged to audit the consolidated financial statements of Stock Yards Bancorp for the past 27 years.  Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  However, we are submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP

ITEM 3.  PROPOSAL TO AMEND THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has recommended that Article VI of Bancorp’s Second Amended and Restated Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares, subject to approval by shareholders at the Annual Meeting. The additional authorized shares will be available for stock dividends, splits, options, public or private issuances of Common Stock, acquisitions, and other general corporate purposes. When required for such purposes, shares will be issued on terms as the Board of Directors determines to be in the best interests of Bancorp without further action by the shareholders, unless such action is then required by applicable law or the rules of any stock exchange on which Bancorp’s securities may be listed.  Some of these potential uses may decrease certain per share financial measures for a period of time and may diminish a shareholder’s percentage of voting power in Bancorp.  Holders of Common Stock have no preemptive rights to subscribe to any shares of stock in Bancorp. There are no current plans, arrangements or understandings for these additional authorized shares of Common Stock.

The proposed increase in the number of authorized number shares of Common Stock could be construed as having an anti-takeover effect, although the amendment to increase the authorized Common Stock was not proposed for that purpose. Under certain circumstances, such shares could be used to create impediments to or to frustrate persons seeking to effect a takeover or otherwise gain control of Bancorp. Such shares could, for example, be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Also, the amendment to increase the number of authorized shares of Common Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Bancorp’s Common Stock, to acquire control of Bancorp with a view to imposing a merger, sale of all or any part of Bancorp’s assets or a similar transaction since the issuance of new shares could be used to dilute the stock ownership of any such person or entity.  However, the Board of Directors does not have any present intent to issue any shares of Common Stock primarily for anti-takeover purposes.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

ITEM 4.  MANAGEMENT’S PROPOSAL TO AMEND THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The Board of Directors has approved, and unanimously recommends that shareholders approve, an amendment to the Company’s Second Amended and Restated Articles of Incorporation to implement majority voting in uncontested elections of directors.

Under Kentucky law, unless otherwise specified in a company’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  The Company’s Second Amended and Restated Articles of Incorporation do not specify the voting standard required in director elections, and our Bylaws provide for the plurality voting standard in director elections.  Accordingly, directors are currently elected by a plurality of the votes cast.  Under a plurality vote standard, only “for” votes are counted, while any “withhold” votes or abstentions are disregarded, such that, in an uncontested election (i.e., an election where the only nominees are those proposed by the Board), the nominees who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected.

The Company’s current corporate governance guidelines are designed to address a director potentially being elected while receiving a majority of “withheld” votes.  Pursuant to these guidelines,  any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election would be subject to an immediate performance review by the Nominating and Corporate Governance Committee.  The Committee would use the voting results to evaluate a director’s continued service on the Board and could recommend the Board to move for request of such director’s resignation from the Board.  The Board would act upon any recommendation of the Committee within 90 days following certification of the shareholder vote and promptly communicate to shareholders any action taken.  An uncontested election would generally be defined as any election of directors in which the number of candidates for election as directors does not exceed the number of directors to be elected.

In determining whether to recommend the adoption of majority voting in uncontested director elections, the Board of Directors considered the arguments for and against maintaining the existing plurality vote standard, recognized that many public companies in recent years have eliminated plurality voting in favor of majority voting for uncontested director elections, and took into account the views of  institutional shareholders who believe that majority voting enhances director accountability and corporate governance.  After careful consideration of this topic, and upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors concluded that it is in the best interests of the Company and our shareholders to strengthen the Company’s current approach by amending the Second Amended and Restated Articles of Incorporation to implement majority voting in uncontested director elections.

Under the proposed amendment, a nominee for director in an uncontested election will be elected at a shareholder meeting for the election of directors if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee.  “Abstain” votes and broker non-votes will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present at the shareholder meeting.  For contested elections in which there are more director candidates than director positions to be elected, the voting standard will continue to be a plurality of votes cast.

The proposed amendment would amend Article VIII of the Company’s Second Amended and Restated Articles of Incorporation to read as follows.  New language appears in italics:

ARTICLE VIII

DIRECTORS

SECTION 1.01    The business and affairs of the corporation shall be managed and conducted by or under the direction of the Board of Directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the Bylaws, but the number thereof shall never be less than nine (9).  Each director shall be elected to serve a term of one year, with each director’s term to expire at the Annual Meeting of shareholders next following the director’s election as a director.  Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified.  Each nominee for director shall be elected to the Board of Directors by a vote of the majority of the votes cast with respect to such nominee at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that if, as of the date ten days prior to the scheduled mailing date of the corporation’s definitive Proxy Statement for such meeting, the Secretary of the corporation determines that the number of nominees for directors exceeds the number of directors to be elected, the nominees receiving the greatest number of votes (up to the number of directors to be elected) shall be elected.  For purposes of the preceding sentence, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee; provided that neither abstentions nor broker non-votes will be deemed to be votes “for” or “against” a nominee’s election.

SECTION 1.02    At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors.  For purposes of this section, “cause” shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

SECTION 1.03    Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article VIII.

If approved by shareholders, this amendment will become effective when the amendment to our Second Amended and Restated Articles of Incorporation is filed with the Kentucky Secretary of State, which we intend to do promptly after shareholders approve the majority voting proposal.  The new majority voting standard would then be applicable to an uncontested election of directors at the Company’s 2016 Annual Meeting of shareholders.  The

Company would also make a conforming change to the Company’s Bylaws to reflect the adoption of the majority voting standard.

Subject to approval of the proposed Amendment by the Company’s shareholders, the Company’s corporate governance guidelines would be revised. Under the revised guidelines, an incumbent director who fails to receive a majority vote in an uncontested election would be required, within five days following the certification of the election results, to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee would consider such resignation and, within 45 days following certification of the shareholder vote, make a recommendation to the Board concerning the acceptance or rejection of such resignation.  In determining its recommendation to the Board, the Nominating and Corporate Governance Committee would consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee.

The Board would take formal action on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote and promptly communicate to shareholders any action taken.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

ITEM 5.  APPROVAL OF THE 2015 OMNIBUS EQUITY COMPENSATION PLAN AND THE PERFORMANCE CRITERIA TO BE USED UNDER IT

On February 17, 2015, the Board of Directors adopted, subject to approval by the shareholders at the Annual Meeting, the Stock Yards Bancorp, Inc. 2015 Omnibus Equity Compensation Plan (the “2015 Plan” or the “Plan”) and the performance criteria to be used under it. The Board of Directors has directed that the proposal to approve the Plan be submitted to shareholders for approval at the Annual Meeting. Shareholder approval is being sought (i) to meet NASDAQ listing requirements, (ii) so that compensation attributable to grants under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”) (see discussion of “Federal Income Tax Consequences of the Plan” below), and (iii) for incentive stock options to meet requirements of the Code.

We currently maintain the Stock Yards Bancorp, Inc. 2005 Equity Compensation Plan, as amended (the “2005 Plan”).  The total number of shares remaining available for issuance under the 2005 Plan as of January 31, 2015 is 454,566 shares, but that 2005 Plan expires by its terms on April 26, 2015.  The Board of Directors believes it is advisable to adopt a new comprehensive incentive compensation plan which will serve as the successor incentive compensation plan to the 2005 Plan and provide the Company with an omnibus plan to design and structure grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards for selected individuals in the employ or board service of the Company or the Bank.  The Board of Directors believes that having available for issuance under the 2015 Plan the number of shares of Common Stock subject to outstanding grants under the 2005 Plan that may later become available due to expiration, cancellation or forfeiture of 2005 Plan awards, plus the number of shares of Common Stock reserved under but with respect to which no awards were granted under the 2005 Plan as of the date of the Annual Meeting, will ensure that we continue to have a sufficient number of shares available to achieve our current compensation strategy for several years.

In determining not to add to the 2015 Plan any new shares beyond those available under the 2005 Plan, the Board of Directors considered a number of factors including, without limitation, the number of shares remaining available under the 2005 Plan, the prospective dilution level associated with the proposed new share authorization requested under the 2015 Plan, and the Company’s low annual burn rate of approximately 1%.  The Board of Directors believes the interests of the shareholders will be advanced if we can continue to offer employees, particularly those at the senior management level, the opportunity to acquire or increase their proprietary interests in the Company.  In addition, the 2015 Plan will permit awards to be structured to meet the “qualified performance-based compensation” exception under section 162(m) of the Code.

If the 2015 Plan is approved by the shareholders, no further grants will be made under the 2005 Plan, and shares with respect to all grants outstanding under the 2005 Plan will be issued or transferred under the 2015 Plan, although awards made under the 2005 Plan will continue to be subject to the terms of that 2005 Plan’s design and the terms of the respective award agreements.

As of January 31, 2015, there were 717,924 options and stock appreciation rights (“SARs”) with a weighted average value of $5.14 and weighted average remaining term of 4.6 years, along with 107,579 performance stock units (“PSUs”) and 3,920 restricted stock units (“RSUs”) outstanding under all Company plans and 454,666 shares of Common Stock remaining available for issuance under the 2005 Plan.  For purposes of determining the number of shares that will be available for issuance under the 2015 Plan, if approved by the shareholders, the numbers above will be adjusted for grants, exercises and forfeitures under the 2005 Plan, as applicable, between January 31, 2015 and the date of the Annual Meeting.

If approved by the shareholders, the 2015 Plan will become effective on April 22, 2015.

Material terms of the 2015 Plan are summarized below.  A copy of the full text of the 2015 Plan is attached to this Proxy Statement as Exhibit.  This summary of the 2015 Plan is not intended to be a complete description of the 2015 Plan and is qualified in its entirety by the actual text of the 2015 Plan to which reference is made.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•                  Incentive stock options;

•                  Nonqualified stock options;

•                  Stock units;

•                  Stock awards;

•                  Stock appreciation rights;

•                  Dividend equivalents;

•                  Other stock-based awards.

The Plan authorizes a number of shares of Common Stock for issuance equal to the sum of the following: the number of shares of Common Stock subject to outstanding grants under the 2005 Plan (some of which may expire, be cancelled or forfeited in the future and again be available for grant, as discussed below), plus the number of shares of Common Stock remaining available for issuance under the 2005 Plan but not subject to an outstanding award, in each case as of the date of the Annual Meeting.  No more than 300,000 of these reserved shares may be used for incentive stock options under the 2015 Plan.

The Plan provides limits on the maximum aggregate number of shares of Common Stock with respect to which grants may be made during any calendar year is as follows:

•         For non-employee directors, 3,000 shares via options and SARs and 2,500 via stock awards or stock units; and

•         For any other participant, 75,000 total shares with no more than 40,000 shares via options and SARs and 35,000 via stock awards or stock units.

The number of shares available under the 2015 Plan and the individual limits on annual awards are both subject to adjustment for stock splits, etc. as described below.

If and to the extent options and SARs granted under the 2005 or 2015 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards under those plans are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan.  Shares otherwise issuable under the Plan that are withheld or surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes will not be available again for issuance or transfer under the Plan.  If any grants are paid in cash, and not in shares of Common Stock, any shares of Common Stock related to such grants will also be available for future grants.  Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Common Stock remaining available for issuance under the Plan and the number of shares of Common Stock remaining available for exercise under the SAR, the number of such shares will be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR.

Administration.  The Plan will be administered and interpreted by the Compensation Committee (the “Committee”).  Ministerial functions may be performed by an administrative committee of the employees appointed by the Committee.  The Committee has the authority to (i) determine individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including criteria for exercisability and acceleration of exercisability, (iv) amend terms and conditions of any previously issued grant, subject to limitations described below and (v) deal with any other matters arising under the Plan.  The Committee presently consists of Charles R. Edinger, III, Richard A. Lechleiter, and Norman Tasman, each of whom is a non-employee member of the Board of Directors.

Eligibility for Participation.  Designated employees and non-employee directors of the Company and its subsidiaries are eligible to receive grants under the Plan. As of March 1, 2015, approximately 140 persons are eligible as employees and non-employee directors to receive grants under the Plan.  The Committee is authorized to select persons to receive grants from among those eligible and will determine the number of shares of Common Stock that are subject to each grant.

Vesting.  The Committee determines the vesting of awards granted under the Plan provided that all awards will have a minimum of one year (cliff or incremental) vesting, which may be accelerated only in the events of death, disability, retirement or change in control.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options (“ISOs”) within the meaning of section 422 of the Code or nonqualified stock options (“NQSOs”) that are not intended to so qualify or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant.  The exercise price of options granted under the Plan will not be less than the fair market value of Common Stock on the date of grant.  However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of the outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of Common Stock on the date of grant.

The Committee will determine the term of each option which will not exceed 10 years from date of grant.  Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of the outstanding stock, the term of the ISO may not exceed five years from the date of grant.  To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.  The maximum aggregate number of shares of Common Stock with respect to which ISOs may be granted under the Plan is 300,000, subject to adjustment in accordance with the terms of the Plan.

The Committee will determine terms and conditions of options, including when they become exercisable.  The Committee may accelerate exercisability of any options, subject to the Plan’s one-year vesting minimum.  Except as provided in the grant instrument or as otherwise determined by the Committee, an option may only be exercised while a grantee is employed by or providing service as a non-employee director.

A grantee may exercise an option by delivering notice of exercise to the Company.  The grantee will pay the exercise price and any withholding taxes for the option in cash, if permitted by the Committee, by the surrender of already-owned shares of Common Stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or, if permitted by the Committee, by surrender or withholding of shares that would otherwise have been issuable upon exercise with a fair market value at the time of exercise equal to the exercise price, or by another method approved by the Committee.  Tax withholding arrangements acceptable to the Committee must also be made upon exercise of a NQSO.

If allowed by the Committee, a participant may elect to exercise an option before it is vested, but if this is permitted, the shares issued on exercise will be subject to a repurchase right in favor of the Company at their exercise value (or then fair market value, if less) until the option would have been vested.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Plan.  Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date.  The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee.  If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee.  All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

The Committee may grant dividend equivalents in connection with grants of stock units made under the Plan.  Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding.  The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units and then only paid at vesting of the underlying stock unit.  The terms and conditions of dividend equivalents will be determined by the Committee.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Plan.  The Committee may require that grantees pay consideration for stock awards and may impose restrictions on stock awards.  If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria, including achievement of specific performance goals, as the Committee determines.

The Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant including whether the grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period.  Unless the Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Appreciation Rights

The Committee may grant SARs to anyone eligible to participate in the Plan.  SARs may be granted in connection with, or independently of, any option granted under the Plan.  Upon exercise of an SAR, the grantee will be paid an amount equal to the excess of the fair market value of Common Stock on the date of exercise over the base amount of the SAR which base amount will be no less than the fair market value per share of Common Stock on the date the SAR is granted.  Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee.  The Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of Common Stock on the date the SAR is granted.  The Committee will determine the terms and conditions of SARs, including when they become exercisable.  The Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards.  The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock.  The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Plan, for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences of the

Plan” below).  Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing performance goals that must be met, the applicable performance period, amounts to be paid if the performance goals are met, and any other conditions.  Following the performance period, the Committee will certify the performance results and determine the amount, if any, to be paid or shares to be issued in connection with any performance-based award.

Performance goals, to the extent an award is designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures, all as determined by the Committee.

•                  Earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis, diluted or undiluted, and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

•                  Return on equity;

•                  Return on assets;

•                  Net or gross revenues or revenue growth over prior year or as compared to budget;

•                  Expenses or expense levels;

•                  One or more operating ratios;

•                  Stock price (including, but not limited to, growth measures and total shareholder return);

•                  Stockholder return;

•                  The accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

•                  Economic value added; and/or

•                  Net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit.

Deferrals.  The Committee may permit or require grantees to defer receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan.  The Committee will establish rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.  In connection with stock splits, stock dividends, recapitalizations and certain other events affecting Common Stock, the Committee will make adjustments as it deems appropriate in the maximum number of shares of Common Stock reserved for issuance as grants, the maximum number of shares of Common Stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants.  Any fractional shares resulting from such adjustment will be eliminated.  In addition, in the event of a change of control, the provisions applicable to a change in control will apply.  Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control.  Upon a change of control, and unless otherwise provided in a grant agreement, all outstanding options and SARs held by persons whose employment ends within 24 months thereafter (with exception for cause, as defined by the Committee in a grant agreement) will accelerate and become fully exercisable and any restrictions of conditions on outstanding stock awards, stock units or dividend equivalents will lapse (so-called “double-trigger” vesting).

Notwithstanding the foregoing, in the event of a change of control, the Committee may also take any of the following actions with respect to any or all outstanding grants under the Plan.

•                  Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantees’ unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•                  After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or

•                  Determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In general terms, a change of control under the Plan occurs:

•                  If a person, entity or affiliated group (with certain exceptions) acquires more than 20% of the then outstanding voting securities;

•                  If the Company consummates a merger into another entity, unless the holders of the voting shares immediately prior to the merger have at least 80% of the combined voting power of the securities in the merged entity or its parent;

•                  If shareholders approve a plan to liquidate or dissolve the Company;

•                  If the Company consummates an agreement to sell or dispose of the Company or substantially all of the Company’s assets; or

•                  If there is turnover in majority of Board seats over a two year period, other than with replacements that were approved by 2/3rd of the Board members in office before their election.

For any grants of awards subject to 409A (discussed below), the payment timing of which is triggered upon a change in control, the transaction constituting a change of control must also constitute a change of control for purposes of Section 409A.

Transferability of Grants.  Only the grantee may exercise rights under a grant during the grantee’s lifetime.  A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order.  The Committee may also provide in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Repricing of Options.  Except in relation to transactions that trigger appropriate adjustments in awards (see below), neither the Board nor the Committee can amend the price of outstanding options or SARs under the Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval.

Clawback Policy.  All grants made under the Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company; as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan.

Amendment and Termination of the Plan.  The Board may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements.

Shareholder Approval for Qualified Performance-Based Compensation.  If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.

New Plan Benefits.  Grants under the 2015 Plan are discretionary, so it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the 2015 Plan after the Annual Meeting.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant.  The following description provides only a general description of the application of federal income tax laws to grants under the Plan.  This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as consequences may vary with the types of grants made, identity of grantees, and method of payment or settlement.  The summary does not address effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the Plan.  Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when shares of Common Stock are sold.  The tax rate applicable to capital gain will depend upon how long the grantee holds the shares.  The Company, as a general rule, for all awards other than ISOs, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of one year from the date of exercise and two years from the date of grant.  However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount.  The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year.  Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it.  The Company intends that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

The Company has the right to require that grantees pay an amount necessary to satisfy the federal, state or local tax withholding obligations with respect to grants or exercises of awards.  The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations.  The Committee may permit a grantee to satisfy the withholding obligation with respect to grants paid in shares of Common Stock by having shares withheld, at the time grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2015 OMNIBUS EQUITY COMPENSATION PLAN AND THE PERFORMANCE CRITERIA TO BE USED UNDER IT.

ITEM 6:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement.  We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.  While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment about our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements.  Following is a summary of some of the key points of our 2014 executive compensation program.  See the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders.  In addition, the program seeks to mitigate risks related to compensation. In designing the 2014 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2014.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders.  Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. 2015 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2015 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group.  “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors.  For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors and named executive officers of Stock Yards Bancorp, see the tables below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Stock Yards Bancorp Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	948,538	(2)	6.4%

Directors and executive officers of Bancorp and the Bank as a group (16 persons)	1,277,963	(3)	8.5%

Directors, executive officers, and employees of Bancorp and the Bank as a group (370 persons)	2,187,548	(3)(4)	14.3%

(1)                     Shares of Stock Yards Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)                     Based upon Schedule 13G filed with the SEC as of December 31, 2014.

(3)                     Includes 344,715 shares held by directors and executive officers subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 86,604 shares held in KSOP accounts.

(4)                     The shares held by the group include 256,493 shares held by non-executive officers and employees of the Bank.  In addition, includes 245,703 shares subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 399,820 shares held by non-executive officers and employees of the Bank in their KSOP accounts, with sole voting power and investment power.  Stock Yards Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2014 by each nominee for election as directors and each named executive officer.

Name		Number of Shares Beneficially Owned (1) (2) (3) (4)	Percent of Stock Yards Bancorp Common Stock

Nancy B. Davis		96,989	(5)
Charles R. Edinger III	(6)	207,071	1.4%
David P. Heintzman	(7)	258,018	1.7%
Carl G. Herde		23,414	(5)
James A. Hillebrand	(8)	96,978	(5)
Richard A. Lechleiter	(9)	12,681	(5)
Bruce P. Madison	(10)	57,759	(5)
Richard Northern		22,964	(5)
Phillip S. Poindexter		50,307	(5)
Stephen M. Priebe		4,610	(5)
Nicholas X. Simon	(11)	59,454	(5)
Norman Tasman	(12)	218,166	1.5%
Kathy C. Thompson		87,789	(5)

(1)                     Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest.  The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right.  In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)                     Includes shares subject to outstanding stock options and SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows.

Name	Number of Stock Options and SARs	Number of Unvested Restricted Stock Grants

Davis	32,220	1,883
Edinger	490	490
Heintzman	130,578	4,949
Herde	490	490
Hillebrand	50,043	1,627
Lechleiter	1,490	490
Madison	490	490
Northern	1,290	490
Poindexter	30,198	1,498
Priebe	890	490
Simon	490	490
Tasman	490	490
Thompson	38,621	3,244

(3)                     Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Edinger	17,536
Herde	8,910
Hillebrand	266
Lechleiter	9,891
Madison	42,205
Northern	6,322
Priebe	1,992
Simon	10,634
Tasman	33,342

(4)                     Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Davis	7,678
Heintzman	23,906
Hillebrand	13,264
Poindexter	7,422
Thompson	19,904

(5)                     Less than one percent of outstanding Stock Yards Bancorp Common Stock.

(6)                     Includes 63,586 shares owned by Mr. Edinger’s wife.

(7)                     Includes 4,041 shares owned by Mr. Heintzman’s wife.

(8)                     Includes 17,170 shares held jointly by Mr. Hillebrand and his wife, 7,756 shares owned by Mr. Hillebrand’s wife and 391 shares held as custodian for children.

(9)                     Includes 600 shares held as custodian for children.

(10)              Includes 8,961 shares held jointly by Mr. Madison and his wife and 1,935 shares owned by Mr. Madison’s wife.

(11)              Includes 37,805 shares held by Publishers Printing Company LLC, of which Mr. Simon is President and Chief Executive Officer.

(12)              Includes 46,551 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,359 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son, and 69,825 shares owned by his mother’s trust of which Mr. Tasman is a beneficiary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ.  Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2014 with the exception of Mr. Lechleiter who sold 378 shares on January 31, 2014, and the transaction was reported on February 12, 2014.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) reflects our 2014 executive compensation program with respect to the named executive officers (“NEOs”) whose compensation is detailed in the compensation tables that follow the CD&A.  In this discussion, we explain our compensation philosophy and program, factors considered by the Compensation Committee (the “Committee”) in making compensation decisions and additional details of our practices.

The NEOs are:

•                  David P. Heintzman, Chairman and Chief Executive Officer (CEO);

•                  Nancy B. Davis, Chief Financial Officer (CFO);

•                  James A. Hillebrand, President;

•                  Kathy C. Thompson, Senior Executive Vice President and Manager of the Investment Management and Trust (“IM&T”) department; and

•                  Phillip S. Poindexter, Executive Vice President and Chief Lending Officer.

Executive Summary

2014 Business Highlights

•                  Fourth consecutive year of record earnings per share (“EPS”), highlighted by a nearly 25% increase in EPS in 2014;

•                  A net increase in the loan portfolio of 8.6% for 2014, with record loan production for the year;

•                  Continuing credit quality improvements with non-performing loans at 0.64% of total loans;

•                  12% growth in revenue from investment management and trust services;

•                  A generally stable net interest margin; and

•                  Significantly higher returns on average equity and assets.

Year Ended December 31,	2014	2013	Change
Net income	$34,822,000	$27,170,000	28%
Net income per share, diluted	$2.36	$1.89	25%
Return on average equity (“ROAE”)	14.19%	12.34%
Return on average assets (“ROAA”)	1.45%	1.22%

The Company’s 2014 ROAA compared to its compensation peer group (1) or to a broader peer group is staggering.  Below illustrates the Company ROAA against its compensation peer percentiles.

The difference between performing at the 50th percentile and the Company’s actual performance in terms of net income would be over $12 million higher based on our performance being over 50% higher than median.

(1)         See page 30 for compensation peer group.

Additionally, the graphs below illustrate several other positive long-term trends for the Company:

2014 Compensation Highlights

•            Base salaries for our NEOs increased 1.9% to 4.3%, an average of 2.9%, in recognition of our strong performance in 2013 and general market salary movement;

•            Our 2014 short-term cash incentive program was based on our EPS compared to budgeted expectations, as well as individual line-of-business results for certain executives.  Based on our strong performance as shown on page 32, our EPS objective was achieved at maximum, and incentive awards for Mr. Heintzman, Ms. Davis and Mr. Hillebrand were paid at maximum under the plan.  Performance for the lines of business under the purview of Ms. Thompson and Mr. Poindexter was also outstanding, and when combined with strong corporate performance, resulted in cash incentive payouts near maximum for Ms. Thompson and between target and maximum for Mr. Poindexter; and

•            We reconsidered our approach to equity compensation for 2014, with the goal of increasing the performance-sensitivity of the equity awarded to our NEOs.  Following these changes, performance-vesting awards comprise 60% of the total award value, with the remaining 40% of the award value granted in time-vesting stock appreciation rights (“SARs”).  We no longer award time-vested restricted stock to our executives, as had been our historical practice.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay.  The charts below present the mix of 2014 direct compensation at Target and Maximum performance.

2014 Target Compensation

2014 Maximum Compensation

As demonstrated above, variable pay at Target for the CEO is at 50% of direct compensation.  However, when the Bank performs at Maximum, payouts for variable pay significantly increase.  Short-term cash compensation can maximize at 100% of base salary and long-term equity awards maximize at 80% of base salary for the CEO.  At Maximum, base salary, or fixed pay, represents 36% of direct compensation for the CEO, while variable, or at-risk pay, represents 64% of direct compensation, clearly rewarding superior performance which drives shareholder value.

Say On Pay Results

At the 2014 Annual Meeting of Shareholders 97.7% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “Say on Pay”.  This represents a substantial positive move from the 2013 approval of 68%.  The Committee believes it accomplished its goals to strengthen the Company’s compensation practices and views the voting results as evidence that shareholders support the Company’s compensation policies and practices.  Below is a summary of key changes implemented.

•                  Adopted clawback policy;

•                  Added double-trigger change in control provisions;

•                  Eliminated tax gross-ups from change in control agreements; and

•                  Enhanced performance-based equity awards.

Connecting Pay and Performance

Stock Yards Bancorp (“Bancorp”) continues to be one of the top-performing banks in the country. Our shareholders have been rewarded with superior results as evidenced below. The Committee judges management financial performance over the long term, and over the long term, Bancorp’s Total Shareholder Return (“TSR”) has been stellar. The Committee believes the 10-year TSR to be a better measure of performance than TSR over shorter periods. The 10-year TSR benchmarks all banks from before the crisis, tracks them through the crisis, and measures how well they have recovered post-crisis. As the table below indicates, our shareholders have earned superior returns over the longer term.

	Median Total Shareholder Return of Peer Groups (1)
	One Year Ended December 31, 2014	Three Year Ended December 31, 2014	Ten Year Ended December 31, 2014

Compensation Peer Group (2)	6.4%	74.5%	83.1%
Banks $1-$5 billion in assets (3)	10.1%	75.7%	27.1%
SYBT	7.5%	78.4%	92.2%

Source: SNL Financial

(1)  Total Return over a period includes price appreciation and the reinvestment of dividends.  Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2) Compensation peers include: BKMU, BMTC, CFNL, CHCO, EBTC, MBVT, SFNC, SUBK, TRST, UVSP and WASH. See footnote on page 30 for exclusions.
(3) Includes 191 U.S. headquartered banks (excludes thrifts) with assets from $1 billion through $5 billion. Excludes merger targets, WBHC and FFMR.

The Committee believes stock price follows earnings growth over the long term, and management should be given the incentive with respect to controllable performance measures.  Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance.  Often, price-to-earnings ratios expand or contract and price-to-tangible book ratios do the same based on economic and broad market conditions, and the entire financial services sector is impacted to some degree.  We believe our earnings per share growth, shown below, aligns management’s interests with shareholders and drives TSR over the long term.

	Earnings per Share Growth
	One Year Ended December 31, 2014	Three Year Ended December 31, 2014	Ten Year Ended December 31, 2014

SYBT	24.9%	38.0%	85.8%

Source: SNL Financial.

Additionally, the Committee believes that in goal setting for both short-term and long-term incentives, it uses aggressive targets.  For example, under the Company’s performance share goals, executives need to outperform 75% of the universe (Banks with $1-3 billion in assets) to be at target performance.  This is further reasoning for why the Committee benchmarks executives from the 50th to the 75th percentile.  The Bancorp’s financial results must far exceed peer median for target level awards.

Committee’s Equity Award Philosophy

The Committee and its compensation consultant reviewed trends in equity compensation, and as a result of those discussions recommended adoption of the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it.  The Committee and the Board of Directors is pleased to provide a proposed Plan to shareholders for approval. The proposed Plan, upon approval by shareholders, would replace the existing Plan and the shares available in the prior Plan would become available in the new Plan. The approval does not include a request for additional shares as we feel the shares remaining in the current Plan are sufficient for several years of awards under the proposed Plan.

The proposed Plan is aligned with shareholders in the following ways.

•                  No additional cost to shareholders as no new shares are being requested;

•                  Includes a double-trigger to accelerate vesting upon a change in control;

•                  Includes a clawback policy;

•                  Requires a minimum vesting period of one year;

•                  Excludes liberal share recycling; and

•                  Prohibits repricing of SAR or options or buy out of underwater awards without shareholder approval.

In addition, our grant practices demonstrate a commitment to performance-based compensation tied to long term shareholder value.

•                  Committee will generally require a minimum holding period of one year in grant agreement for executive officers (net of a portion which may be sold to cover taxes);

•                  Executives receive stock appreciation rights which gain value only through stock price appreciation;

•                  Annual performance unit grants to executives vest based on three-year earnings per share and three-year return on assets relative to peers, measures which should result in shareholder value;

•                  Annual performance unit grants for executives vest over three years, while stock appreciation rights vest over five years; and

•                  No dividends are accrued or paid on performance unit grants until earned.

More information on the proposed Plan and the use of equity at the Company is available on page 13.

Compensation Philosophy and Process

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives.

•                  To attract, retain, and motivate top executive talent;

•                  To link overall compensation to company performance;

•                  To align executive interests with shareholder interests;

•                  To place at risk a significant portion of total compensation, making it contingent on Company performance but consistent with our risk management policies; and

•                  To support the Company’s objective of creating shareholder value without taking unnecessary risk.

The Committee has determined that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee assists our Board in establishing the compensation of our executive officers.  The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation goals.  Each of the three members of our Compensation Committee is independent as is defined under NASDAQ listing standards.  The Compensation Committee retains an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

Beginning in 2010, the Compensation Committee engaged Mercer LLC (“Mercer”) to provide executive compensation consulting services and Mercer continued to provide these services to the Committee as the Committee established our 2014 compensation programs and pay levels.  The scope of Mercer’s executive compensation consulting assignment included the establishment and evaluation of the peer group of banks, and a comparison of management’s levels of base salary, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (detailed below).  The Compensation Committee used data developed by Mercer in its determination of overall competitive pay practices.

Mercer performed services solely on behalf of the Compensation Committee and has no other relationship with Bancorp or its management.  The Compensation Committee has assessed the independence of Mercer and concluded that Mercer’s work did not raise any conflicts of interest.

Compensation Committee Actions

The Compensation Committee held nine meetings during 2014 and its actions included finalizing all aspects of 2014 executive compensation based on recommendations made by an outside compensation consultant and recommending such compensation to the Board for approval.  In addition, the Committee reviewed its compensation philosophy with its outside consultant, reviewed compliance with the Committee charter, reviewed the company-wide retirement plan programs, reviewed the 2015 Bancorp operating budget and its effect on incentive compensation programs for 2015 including setting the EPS benchmarks for short term compensation payouts, discussed executive succession planning and received education on compensation matters.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the CEO who provides administrative support to the Compensation Committee, as requested.  These executives attend Compensation Committee meetings to discuss Bancorp and individual performance or to provide pertinent financial, tax, accounting, or operational information.  The Committee excuses from the meetings all executives for discussions on the CEO compensation.  Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation.

For each executive officer other than himself, the CEO makes recommendations to the Compensation Committee regarding compensation.  The Compensation Committee reviews recommendations made by the CEO and information from the executive compensation consultant review.  The Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data.

Peer Selection Process

Each year the Compensation Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance.  The Compensation Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards and long-term equity awards.

For 2014, the Compensation Committee continued to use the same peer group as the prior year with the exception of Bank of Kentucky which was eliminated in that it participated in the U.S. government’s Troubled Asset Relief Program (“TARP”).  Beginning with publically-traded banks, the compensation consultant used the following criteria to select peer banks.

•                  Total assets ranging from half the size of Bancorp to two times the size of Bancorp;

•                  Employee base between 225 and 1,000 full-time equivalent employees.  (Bancorp has approximately 550 employees.);

•                  Location in a metropolitan area with a population of 200,000 or more.  Bancorp competes against money center, regional, and community banks in its three primary markets.  Competition for talented executives is greater in larger markets than in smaller communities, which often drives higher levels of compensation in those larger markets;

•                  Insider ownership less than 45% with no single holder owning more than 15%.  Certain banks comparable in size to Bancorp are controlled by a family or other group and pay for top executives may not be indicative of market conditions if the executive is also a substantial owner;

•                  Non-interest income greater than $10 million.  Bancorp has a large portion of non-interest income earned by its investment management and trust business; and

•                  Market capitalization of the peer’s stock greater than $90 million.

The table below lists the peer banks approved by the Compensation Committee for 2014.

Bank Mutual Corporation, Wisconsin (BKMU)	Provident New York Bancorp, New York (PBNY)
Bryn Mawr Bank Corp., Pennsylvania (BMTC)	Simmons First National Corporation, Arkansas (SFNC)
Cardinal Financial Corp., Virginia (CFNL)	Suffolk Bancorp, New York (SUBK)
City Holding Company, West Virginia (CHCO)	TrustCo Bank Corp NY, New York (TRST)
Enterprise Bancorp Inc., Massachusetts (EBTC)	Univest Corporation of Pennsylvania, Pennsylvania (UVSP)
Merchants Bancshares Inc., Vermont (MBVT)	Washington Trust Bancorp, Inc., Rhode Island (WASH)
OmniAmerican Bancorp, Inc., Texas (OABC)

The asset size, net income and market capitalization of the Peer Group as of December 31, 2014 compared to our asset size, total revenue, and market capitalization is set forth in the table below:

Total Assets (1) (2)

As of year end 2014
TrustCo Bank Corp	$4,644
Simmons First National Corp	4,643
Washington Trust Bancorp	3,587
City Holding Co	3,461
Cardinal Financial Corp	3,399
Stock Yards Bancorp	2,564
Bank Mutual Corp	2,328
Bryn Mawr Bank Corp	2,247
Univest Corp of PA	2,235
Enterprise Bancorp	2,022
Suffolk Bancorp	1,895
Merchants Bancshares	1,723
Median (excl. Stock Yards)	$2,288

Net Income (1) (2)

For the year ended 2014
City Holding Co	$53.0
TrustCo Bank Corp	44.2
Washington Trust Bancorp	40.8
Simmons First National Corp	35.7
Stock Yards Bancorp	34.8
Cardinal Financial Corp	32.7
Bryn Mawr Bank Corp	27.8
Univest Corp of PA	22.2
Suffolk Bancorp	15.3
Bank Mutual Corp	14.7
Enterprise Bancorp	14.7
Merchants Bancshares	12.1
Median (excl. Stock Yards)	$25.0

Market Capitalization (1) (2)

As of year end 2014
Simmons First National Corp	$733.8
City Holding Co	705.1
TrustCo Bank Corp	688.7
Washington Trust Bancorp	672.9
Cardinal Financial Corp	636.1
Stock Yards Bancorp	491.6
Bryn Mawr Bank Corp	431.0
Univest Corp of PA	328.3
Bank Mutual Corp	319.5
Suffolk Bancorp	265.0
Enterprise Bancorp	257.8
Merchants Bancshares	184.3
Median (excl. Stock Yards)	$431.0

On a total asset basis, Bancorp approximates the 50th percentile of the peer group; however, net income is at the 75th percentile.  On a ROAA and ROAE basis, it ranks well above the 90th percentile of the peer group.  For 2014 and consistently for many years, Bancorp performs at or near the 90th percentile of not only this peer group but the broader peer group of similar sized banks.  The Compensation Committee has been comfortable with targeting compensation around the 75th percentile for certain executives because performance consistently is at the 90th percentile.

	Total Assets (1) (2)	ROAA (1)	ROAE (1)

25th percentile (3)	$2,129	0.78%	8.34%
50th percentile (3)	$2,328	0.97%	9.20%
75th percentile (3)	$3,524	1.13%	11.55%
Stock Yards Bancorp, Inc.	$2,564	1.45%	14.19%

(1)   Excludes two banks in the peer group:  OmniAmerican Bancorp, Inc. merged with Southside Bancshares in December 2014; and Provident New York Bancorp merged with Sterling Bancorp in November 2013.

(2)   Dollars in millions

(3)   Excludes Stock Yards Bancorp

Benchmarking 2014 Compensation

Each executive officer’s pay is determined in part by evaluating the most recent comparative peer data relative to similar roles and responsibilities.  For positions not specifically matched to peers, the officer’s level of responsibility is compared to positions deemed equivalent.  The Committee has set the 75th percentile of our peer group as a guiding principle for Mr. Heintzman’s compensation, even though Bancorp’s financial performance over the long term is well above the 75th percentile, as discussed above.  The Committee believes it is appropriate to target the 75th percentile for Mr. Heintzman as we expect that the rigorous performance goals included in our incentive plans will require Bancorp to perform at the 75th percentile or above compared to our peers in order to actually achieve 75th percentile CEO compensation.  For 2014, the Committee established a range between the 50th and 75th percentile relative to peers for other NEOs.  The Committee does not view benchmark data for our executives as prescriptive in establishing pay levels, but instead weighs qualitative and quantitative performance of each NEO to determine that the executive is at the appropriate position within the 50th to 75th percentile.

Compensation Components

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term
Base salary	Attract and retain executives through market competitive payments	Based on each executive’s performance and responsibilities. Used as a basis for short and long-term incentive award goals.	Fixed	Short-term

Cash incentives	Reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives.

			Performance	Short-term

Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of EPS objectives and Return on Assets greater than that of our peers over a 3-year period.	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price.	Awards only have value if stock price increases.	Performance	Long-term

Other executive compensation	Primarily Company-matching retirement contributions	Success of Company allows it to approve benefit plan matching levels.	Linked to performance	Short and long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation.  In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice.  Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution.  Salaries are the basis from which incentives and other select benefits are derived.

Executive	2013 Base Salary	2014 Base Salary	Percentage Change
Heintzman	$535,000	$545,000	1.9%
Davis	$232,000	$242,000	4.3%
Hillebrand	$375,000	$386,000	2.9%
Thompson	$345,000	$354,000	2.6%
Poindexter	$270,000	$278,000	3.0%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of Bancorp.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties.  For 2014, the determination as to whether cash incentives would be paid to Mr. Heintzman and two non-line of business executive officers, Ms. Davis and Mr. Hillebrand, was based solely upon the achievement of diluted earnings per share (“EPS”) objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in the determination of the short-term cash incentive for certain executives without specific line of business oversight.  The Committee believes that EPS, over the long-term, drives TSR.  Many companies use several short-term incentive goals as their respective boards seek to focus management on specific operational objectives while also balancing credit quality and other risks.  However, the success or failure of management’s execution of the goals is ultimately reflected in EPS.

With virtually all areas of the bank operating at a high performing level, growth in EPS should be, and is, the primary focus of management.  Choosing the correct mix of revenue growth, expense control measures, risk profile and other various tactics ultimately leads to improved EPS while not doing so can lower EPS.  Therefore, the Committee believes aligning pay with EPS growth gives management the correct incentive to make the best decisions.

The 2014 executive short-term incentive compensation goals were primarily based on achieving the budgeted diluted EPS levels for the year.  The target performance level represented a 13% increase in diluted EPS as compared to 2013.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy.  EPS targets and corresponding bonus percentages for 2014 were as follows.

Mr. Heintzman, Ms. Davis and Mr. Hillebrand

	Bancorp		Bonus as a Percentage of Base Salary
	EPS	EPS Growth	Mr. Heintzman	Ms. Davis	Mr. Hillebrand

Threshold	$2.00	6%	10%	6%	8%
	$2.03	7%	20%	12%	16%
	$2.06	9%	30%	18%	24%
	$2.09	11%	40%	24%	32%
Target	$2.13	13%	50%	30%	40%
	$2.17	15%	60%	36%	48%
	$2.21	17%	70%	42%	56%
	$2.25	19%	80%	48%	64%
	$2.29	21%	90%	54%	72%
Maximum	$2.33 or greater	23%	100%	60%	80%
Actual Results	$2.36	25%	100%	60%	80%

For 2014, the Company earned $2.36 per diluted share, and accordingly, the following incentive payments were made:

Name	2014 Base Salary	Incentive Percentage	Incentive Payment
Heintzman	$545,000	100%	$545,000
Davis	$242,000	60%	$145,200
Hillebrand	$386,000	80%	$308,800

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations, and consolidated EPS of the Company.  The IM&T department ranks in the top 125 bank-owned trust departments in the country based on revenues and contributes approximately 40% of the Bank’s total non-interest income and nearly 20% of the Company’s net income, distinguishing the Company from many of its peers.  The IM&T department’s return on assets on both a gross and net basis are continually more than double that of the median for peer banks with $1-10 billion in IM&T assets.  Growth in departmental profitability directly affects the profitability of Bancorp and significantly enhances shareholder value.  Ms. Thompson has both line of business and overall bank performance components to her short-term incentive plan.  Her incentive is weighted 75% around her line of business results and 25% toward overall results.  Not only is the IM&T department a significant contributor to EPS, but the business referrals from this department to other lines of business are significant; therefore, the Committee believes Ms. Thompson should share in the overall success of the Company.  Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance.  The respective targets and corresponding bonus percentages for Ms. Thompson’s line of business components are as follows.

Line of Business Component

	Departmental Gross Revenues		Departmental Income Before Overhead Allocations
	Percentage	Bonus as	Percentage	Bonus as
	Increase over	Percentage	Increase over	Percentage
	Prior Year	of Base Salary	Prior Year	of Base Salary
Threshold	3%	2.625%	1%	2.625%
	4%	5.250%	2%	5.250%
	5%	7.875%	3%	7.875%
	6%	10.500%	4%	10.500%
Target	7%	13.125%	5%	13.125%
	8%	15.750%	7%	15.750%
	9%	18.375%	8%	18.375%
	10%	21.000%	9%	21.000%
	11%	23.625%	10%	23.625%
Maximum	Over 12%	26.250%	Over 11%	26.250%
Actual Results	12%	26.250%	10%	23.625%

EPS Component

			Bonus as
	Bancorp	EPS	Percentage of
	EPS	Growth	Base Salary
Threshold	$2.00	6%	1.75%
	$2.03	7%	3.50%
	$2.06	9%	5.25%
	$2.09	11%	7.00%
Target	$2.13	13%	8.75%
	$2.17	15%	10.50%
	$2.21	17%	12.25%
	$2.25	19%	14.00%
	$2.29	21%	15.75%
Maximum	$2.33 or greater	23%	17.50%
Actual Results	$2.36	25%	17.50%

For 2014, combined achievement levels of the three incentive components for Ms. Thompson resulted in a bonus of 67.375% of base salary, or $238,508.

Mr. Poindexter

The Committee believes its incentive matrix plan for Mr. Poindexter drives achievement of the Company’s annual performance goals to support its strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork, policy compliance and risk avoidance.  Mr. Poindexter’s incentive is weighted 75% for his line of business and 25% for overall Company performance.  Having a bank wide goal encourages referrals across department lines which ultimately return a higher EPS to the Bancorp.

Line of Business Component

Mr. Poindexter’s line of business bonus consists of a matrix of all areas of his responsibility including:  Commercial Banking, Private Banking, Business Banking, Treasury Management, International, and Correspondent Banking.  The Commercial Banking, Private Banking, and Business Banking areas are the source of significant loan and deposit growth.  Net interest income comprises approximately two-thirds of the Company’s consolidated revenues.  Growth in these areas significantly impacts the profitably of the Company.  Mr. Poindexter’s matrix assigns various weights to several categories including:  net loan and deposit growth, growth of loan fees and service charges, charge-offs and overall management.  The program requires attainment of a minimum of 50 points in aggregate for any incentive bonus to be paid.  Additionally, certain point deductions are considered to promote asset quality including deductions for excessive charge-offs and non-compliance with established customer service standards.  Conversely, better than expected credit quality provides additional points to certain other categories.  The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 22.50% of base salary.  Goals are considered aggressive and difficult to achieve.

In 2014, the Company achieved record loan production of approximately $536 million which translated into record net loan growth of $147 million, or 8.6% growth over 2013.

The following is a summary of Mr. Poindexter’s performance under the short-term incentive plan:

Specific Components	Component Weight at Target Performance	Departmental Points Earned
Loan growth	50%	65.36
Non-interest deposit growth	5%	10.00
Interest bearing deposit growth	5%	10.00
Loan fees	10%	20.00
Deposit service charge revenue	5%	10.00
Officer production management	5%	—
Treasury services revenue	5%	5.97
International revenue	5%	6.03
Credit quality/charge offs	10%	20.00
Total	100%	147.36

The following summarizes the parameter of the plan:

	Bonus as a Percentage of Salary
	Threshold	Target	Maximum	Actual
Departmental	50	100	200	147.36
Departmental	11.25%	22.50%	45.00%	33.16%

EPS Component

	Bancorp EPS	EPS Growth	Bonus as Percentage of Base Salary
Threshold	$2.00	6%	1.50%
	$2.03	7%	3.00%
	$2.06	9%	4.50%
	$2.09	11%	6.00%
Target	$2.13	13%	7.50%
	$2.17	15%	9.00%
	$2.21	17%	10.50%
	$2.25	19%	12.00%
	$2.29	21%	13.50%
Maximum	$2.33 or greater	23%	15.00%
Actual Results	$2.36	25%	15.00%

For 2014, Mr. Poindexter achieved 147.36 points under his departmental matrix plan resulting in a 33.16% bonus.  Additionally, Mr. Poindexter received a 15% bonus under the Bancorp EPS performance plan.  In aggregate, Mr. Poindexter earned a cash bonus of 48.16% of base salary, or $133,885.

Long-Term Incentives

The Committee believes that long-term incentive stock awards best align executives with the interests of shareholders by providing individuals who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company’s Common Stock and to have a meaningful interest in the future of the Company.   In addition, equity awards allow Bancorp to effectively compete for executive talent both with large banks, that regularly offer equity as part of the executive compensation program, and smaller banks that lack of equity awards can be a competitive disadvantage.

Equity Grants

For 2014, the Committee adjusted its approach to long-term equity incentives in order to have performance awards constitute a minimum 60% of the grant date value of equity award and eliminate the use of time-based equity grants other than SARs.  SARs directly align interests of executives with shareholders’ interests in an increasing stock price, and the Committee favors continuing the use of SARs.

Performance Stock Units (“PSUs”)

In 2011, the Committee amended the 2005 Stock Incentive Plan to allow for the issuance of PSUs.  The amendment provided that PSUs may be awarded to employees and directors of Bancorp and Bancorp’s affiliates on such terms and conditions as the Committee deems appropriate, including vesting upon the achievement of specified performance goals

PSUs generally require the executive to remain employed until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still paid to those who leave Bancorp mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level (50% of the maximum) if a change in control occurs before a performance cycle ends.  Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued.

In 2014, the Committee approved PSUs under the following terms:

Performance period:                                 Three years, beginning January 1, 2014 through December 31, 2016

Performance goals:                                       1. Grow diluted earnings per share at the targeted cumulative three year EPS amount of $6.37 excluding one-time acquisition costs, if any, representing in excess of 9% compound annual growth rate (“CAGR”) in EPS.  (50% weighting)

2. Rank at the target percentile or higher compared to peer community banks over the plan period as measured by SNL Financial for all public banks $1.5-$3.0 billion in assets using ROAA as the performance measurement ratio.  Performance will be measured by averaging the three annual rankings.  (50% weighting)

Performance ranges:                                The PSUs provide for minimum, target and maximum performance goals as follows.

	Minimum	Target	Maximum

Three year cumulative EPS	$6.37	$6.85	$7.05
Peer bank ROAA performance percentile	>50%	75%	90%

The target performance level was calculated by growing 2013 EPS at the short-term cash incentive target percentage of 13% for 2014 and 7% growth thereafter for years 2015 and 2016, cumulating to $6.85 for the three year period or a 9% compound growth rate in EPS.  The long-term incentive award was determined as a percentage of the participant’s Year 1 base salary and was expressed as a number of shares of Company Common Stock valued on the date of grant.  Fractional shares are not distributable.

A summary of the long-term incentive plan follows (all amounts are expressed as a percentage of Year 1 base salary).

	EPS			Bancorp ROAA vs. Peers			Total value of Stock that may be earned, based on grant-date value, as a % of Base Salary
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Heintzman	6.0%	15.0%	30.0%	6.0%	15.0%	30.0%	12.0%	30.0%	60.0%
Davis	4.2%	9.0%	18.0%	4.2%	9.0%	18.0%	8.4%	18.0%	36.0%
Hillebrand	4.5%	14.0%	28.0%	4.5%	14.0%	28.0%	9.0%	28.0%	56.0%
Thompson	4.9%	10.5%	21.0%	4.9%	10.5%	21.0%	9.8%	21.0%	42.0%
Poindexter	4.2%	9.0%	18.0%	4.2%	9.0%	18.0%	8.4%	18.0%	36.0%

Shares earned as certified by the Compensation Committee at the end of the performance period will be distributed to PSU participants by March 31 of the year following the performance period.  All payouts of PSUs will be made in shares of Bancorp Common Stock based on the percentage earned of the maximum number of shares per participant determined at the beginning of the performance period.

Stock Appreciation Rights (“SARs”)

SARs provide an executive with the right to receive Stock Yards Bancorp Common Stock equal in value to the appreciation in Bancorp stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period.  The vesting period of these SARs is typically five years and the exercise period is ten years.

2014 Grant Summary

	PSUs at Target (1)		SARs (2)
	Number Granted	Fair Value	Number Granted	Fair Value
Heintzman	5,350	$141,347	19,326	$103,781
Davis	1,426	$37,675	5,149	$27,650
Hillebrand	3,032	$80,105	10,950	$58,802
Thompson	2,433	$64,280	8,787	$47,186
Poindexter	1,638	$43,276	5,915	$31,764

(1)                                 Because grantees are not entitled to dividend payments during the performance period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares on the date of the grant, $29.05, adjusted for non-payment of dividends or $26.42 per share.

(2)                                 SARs are valued using a Black Scholes value of $5.37 per SAR granted.

Other Executive Benefits

Post-Employment Compensation and Benefits  To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of Bancorp, its shareholders and the Bank to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event.  With these agreements in place, if Bancorp should receive takeover or acquisition proposals from third parties, Bancorp will be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations.  The CICS Agreements were updated in 2013 to require a both a significant change in Bancorp’s ownership and termination of employment before executives would receive any payment under the agreements.  This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits  The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions.  Amendments in 2006 provided executives with Bank contributions for the amount of match they do not receive under the Stock Yards Bank & Trust Co. 401(k) and Employee Stock Ownership Plan (“KSOP”) because of certain limits under the Internal Revenue Code.

In the 1980’s, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement.  This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives’ retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income.  Once implemented, the benefit amounts were never adjusted and therefore the plan is not expected to yield the level of income replacement contemplated. This plan still covers two current executive officers, Mr. Heintzman and Ms. Thompson, and there are no intentions to adjust their payments or add additional participants.

Stock Ownership Guidelines

We believe that the executive officers of Bancorp should maintain meaningful equity interest in Bancorp to ensure that their interests are aligned with those of our shareholders.  We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Bancorp Common Stock, depending upon the executive’s position.  Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Bancorp KSOP plan, an IRA, or unvested time-based stock grants are deemed owned by the executive under the guidelines.  Our CEO is required to maintain ownership of Common Stock worth three (3) times his base salary.  Each of our other executive officers is required to maintain ownership of Common Stock worth two (2) times his or her base salary.  The valuation is based on the closing price on the last trading day of the preceding calendar year.

All officers in the summary compensation table exceeded the applicable guidelines as evidenced below.

	Base salary	Multiplier	Goal	Actual
Mr. Heintzman	$545,000	3	$1,635,000	$4,211,000
Ms. Davis	$242,000	2	$484,000	$2,132,000
Mr. Hillebrand	$386,000	2	$772,000	$1,534,000
Ms. Thompson	$354,000	2	$708,000	$1,856,000
Mr. Poindexter	$278,000	2	$556,000	$644,000

Clawbacks

During 2013, the Committee adopted a general clawback policy to give Bancorp the flexibility to require the return of paid compensation in certain circumstances, and amended its two primary performance-based compensation vehicles—the cash incentive plan under which NEO annual bonuses are awarded, and the PSU award agreements described above, to add the clawback right.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO).  Compensation that qualifies as “performance-based” meaning based on the achievement of pre-established objective performance goals and paid under a plan pre-approved by our shareholders, is not subject to the deductibility limit.

The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of the Company’s compensation.  The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation that is not tax-deductible.  For 2014, no compensation that was paid to executives was limited as to deductibility under section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman

Charles R. Edinger III

Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer.  Throughout this section, we refer to executives named in this table individually as the “executive” and collectively as the “executives”.

Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($) (3)	($) (4) (5)	($)

David P. Heintzman	2014	545,000	—	141,347	103,799	545,000	180,672	99,228	1,615,046
Chairman and Chief Executive Officer	2013	535,000	—	206,166	60,204	428,000	—	100,825	1,330,195
	2012	535,000	—	278,180	95,397	428,000	66,750	71,591	1,474,918

Nancy B. Davis	2014	242,000	—	37,662	27,650	145,200	—	38,595	491,107
Chief Financial Officer	2013	232,000	—	70,739	—	111,360	—	34,846	448,945
	2012	225,000	—	70,187	24,071	108,000	—	24,810	452,068

James A. Hillebrand	2014	386,000	—	80,092	58,800	308,800	—	70,943	904,635
President	2013	375,000	—	78,759	67,518	240,000	—	70,074	831,351
	2012	360,000	—	167,742	51,353	230,400	—	33,630	843,125

Kathy C. Thompson	2014	354,000	—	64,267	47,185	238,508	120,960	64,521	889,441
Senior EVP and Manager of Investment Management and Trust	2013	345,000	—	122,733	—	229,425	—	52,627	749,785
	2012	335,000	—	121,938	41,815	82,075	54,404	44,514	679,746

Phillip S. Poindexter	2014	278,000	—	43,263	31,763	133,885	—	46,755	533,666
EVP and Chief Lending Officer	2013	270,000	—	62,424	18,231	120,582	—	38,676	509,913
	2012	262,000	—	81,728	28,029	84,495	—	28,766	485,018

(1)                                     In 2014, 2013 and 2012, stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period.  The value of the PSU grants measured at the grant date value was $26.42 in 2014, $20.38 in 2013 and $20.57 in 2012.  The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant.  The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants.  (in dollars)

	2014		2013		2012
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum

Heintzman	141,347	282,694	140,449	234,085	144,426	240,710
Davis	37,662	75,323	36,541	60,895	36,446	60,743
Hillebrand	80,092	160,184	78,759	131,268	77,742	129,570
Thompson	64,267	128,533	63,402	105,670	63,302	105,504
Poindexter	43,263	86,526	42,533	70,882	42,432	70,720

Stock awards also include restricted stock granted in 2013 and 2012.  Awards were determined as described in the Compensation Discussion and Analysis in the respective Proxy Statements.  The values of the restricted stock grants measured at the grant date value were $22.89 in 2013 and $22.86 in 2012.  For assumptions used in valuation of stock awards and other information regarding stock-based compensation, refer to Note 16 to the 2014 consolidated financial statements.

(2)                                     Stock appreciation rights were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $29.05, $22.89 and $22.86 in 2014, 2013 and 2012, respectively.  The fair value of each SAR was $5.37, $3.61 and $3.93, respectively.  These amounts were determined as described in the Compensation Discussion and Analysis in the respective Proxy Statements.  For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 16 to the 2014 consolidated financial statements.

(3)                                     Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 3.85% for December 31, 2014, 4.72% for December 31, 2013 and 3.79% for December 31, 2012, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.  As a result of the increase in the discount rate for 2013, the actuarial present value of the pension obligation decreased $110,243 for Mr. Heintzman and $38,918 for Ms. Thompson.

Earnings on the executives’ nonqualified deferred compensation balances are not included above.  The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(4)                                     All Other Compensation in 2014 consists of the following (in dollars)

	Heintzman	Davis	Hillebrand	Thompson	Poindexter

Matching contribution to 401(k)	15,600	14,520	15,600	15,600	15,600
Contribution to ESOP	5,200	4,840	5,200	5,200	5,200
Contribution to nonqualified plan (a)	66,400	14,838	40,960	35,840	21,554
Other	12,028	4,397	9,183	7,881	4,401
	99,228	38,595	70,943	64,521	46,755

(a)         This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan or Internal Revenue Code limits.

(5)                                     Perquisites totaled less than $10,000 for each executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table

									All other
									option		Grant
								All other	awards:	Exercise	date fair
		Payouts			Estimated future payouts			stock awards:	number of	or base	value of
		under non-equity			under equity			number of	securities	price of	stock and
		incentive plan awards (1)			incentive plan awards (2)			shares of	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Heintzman	2/18/14	54,500	272,500	545,000	—	—	—	—	—	—	—
		—	—	—	2,140	5,350	10,700	—	—	—	141,347
		—	—	—	—	—	—	—	19,326	29.05	103,779
Davis	2/18/14	14,520	72,600	145,200	—	—	—	—	—	—	—
		—	—	—	570	1,426	2,851	—	—	—	37,662
		—	—	—	—	—	—	—	5,149	29.05	27,650
Hillebrand	2/18/14	30,880	154,400	308,800	—	—	—	—	—	—	—
		—	—	—	1,213	3,032	6,063	—	—	—	80,092
		—	—	—	—	—	—	—	10,950	29.05	58,800
Thompson	2/18/14	34,780	123,900	247,800	—	—	—	—	—	—	—
		—	—	—	973	2,433	4,865	—	—	—	64,267
		—	—	—	—	—	—	—	8,787	29.05	47,185
Poindexter	2/18/14	35,445	83,400	166,800	—	—	—	—	—	—	—
		—	—	—	655	1,638	3,275	—	—	—	43,263
		—	—	—	—	—	—	—	5,915	29.05	31,763

All material terms and conditions of grants are described in Compensation Discussion and Analysis.  Grants consisted of:

(1)         Cash incentives

(2)         Performance stock units

(3)         Stock appreciation rights

The following table sets forth information concerning equity stock options, SARs, restricted stock and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Heintzman
	31,500	—	24.0667	1/17/2016	—	—	—	—
	22,000	—	26.8300	2/20/2017	—	—	—	—
	13,500	—	23.3700	2/19/2018	—	—	—	—
	12,300	—	22.1400	2/17/2019	—	—	—	—
	14,040	3,510	21.0300	2/16/2020	702	23,405	—	—
	8,629	5,753	23.7600	3/15/2021	—	—	—	—
	9,709	14,565	22.8600	2/20/2022	1,950	65,013	—	—
	3,335	13,342	22.8900	2/19/2023	2,297	76,582	11,486	382,943
	—	19,326	29.0500	2/18/2024	—	—	8,025	267,554
	115,013	56,496			4,949	165,000	19,511	650,497
Davis
	8,400	—	24.0667	1/17/2016	—	—	—	—
	5,000	—	26.8300	2/20/2017	—	—	—	—
	3,200	—	23.3700	2/19/2018	—	—	—	—
	3,000	—	22.1400	2/17/2019	—	—	—	—
	4,660	1,166	21.0300	2/16/2020	195	6,501	—	—
	2,090	1,394	23.7600	3/15/2021	—	—	—	—
	2,450	3,675	22.8600	2/20/2022	492	16,403	—	—
	—	—	22.8900	2/19/2023	1,196	39,875	2,988	99,620
	—	5,149	29.0500	2/18/2024	—	—	2,138	71,281
	28,800	11,384			1,883	62,779	5,126	170,901
Hillebrand
	3,850	—	24.0667	1/17/2016	—	—	—	—
	6,000	—	26.8300	2/20/2017	—	—	—	—
	4,295	—	23.3700	2/19/2018	—	—	—	—
	5,000	—	22.1400	2/17/2019	—	—	—	—
	7,200	1,800	21.0300	2/16/2020	315	10,502	—	—
	4,387	2,925	23.7600	3/15/2021	—	—	—	—
	5,226	7,841	22.8600	2/20/2022	—	—	—	—
	—	—	22.8600	2/20/2022	—	—	—	—
	3,740	14,963	22.8900	2/19/2023	1,312	43,742	6,441	214,743
	—	10,950	29.0500	2/18/2024	—	—	4,547	151,597
	39,698	38,479			1,627	54,244	10,988	366,340

Thompson
	7,200	—	24.0667	1/17/2016	—	—	—	—
	9,500	—	26.8300	2/20/2017	—	—	—	—
	1,100	—	22.1400	2/17/2019	—	—	—	—
	7,208	1,803	21.0300	2/16/2020	315	10,502	—	—
	3,669	2,447	23.7600	3/15/2021	—	—	—	—
	4,256	6,384	22.8600	2/20/2022	855	28,506	—	—
	—	—	22.8600	2/20/2022	—	—	—	—
	—	—	22.8900	2/19/2023	2,074	69,147	5,185	172,868
	—	8,787	29.0500	2/18/2024	—	—	3,648	121,624
	32,933	19,421			3,244	108,155	8,883	294,492
Poindexter
	6,000	—	26.8300	2/20/2017	—	—	—	—
	3,700	—	23.3700	2/19/2018	—	—	—	—
	3,700	—	22.1400	2/17/2019	—	—	—	—
	5,486	1,372	21.0300	2/16/2020	229	7,635	—	—
	2,458	1,639	23.7600	3/15/2021	—	—	—	—
	2,852	4,280	22.8600	2/20/2022	573	19,104	—	—
	—	—	22.8600	4/25/2022	—	—	—	—
	1,010	4,040	22.8900	2/19/2023	696	23,205	3,487	116,257
	—	5,915	29.0500	2/18/2024	—	—	2,456	81,883
	25,206	17,246			1,498	49,944	5,943	198,140

(1)                                 Stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter.  The vesting schedule for SARs for each named executive officer is as follows.  (in number of shares)

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/16/2015	3,510	1,166	1,800	1,803	1,372
2/18/2015	3,865	1,029	2,190	1,757	1,183
2/19/2015	3,335	—	3,741	—	1,010
2/20/2015	4,855	1,225	2,614	2,128	1,427
3/15/2015	2,876	697	1,462	1,223	819
2/18/2016	3,865	1,030	2,190	1,757	1,183
2/19/2016	3,336	—	3,740	—	1,010
2/20/2016	4,855	1,225	2,613	2,128	1,426
3/15/2016	2,877	697	1,463	1,224	820
2/18/2017	3,865	1,030	2,190	1,758	1,183
2/19/2017	3,335	—	3,741	—	1,010
2/20/2017	4,855	1,225	2,614	2,128	1,427
2/18/2018	3,865	1,030	2,190	1,757	1,183
2/19/2018	3,336	—	3,741	—	1,010
2/18/2019	3,866	1,030	2,190	1,758	1,183

	56,496	11,384	38,479	19,421	17,246

(2)                                 Shares vest ratably over three or five years beginning one year from the date of grant and each anniversary thereafter.  The vesting schedule for restricted stock awards for each named executive officer is as follows.  (in number of shares)

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/16/2015	702	195	315	315	229
2/19/2015	574	299	—	518	174
2/20/2015	1,950	492	1,312	855	573
2/19/2016	574	299	—	519	174
2/19/2017	574	299	—	518	174
2/19/2018	575	299	—	519	174

	4,949	1,883	1,627	3,244	1,498

(3)                                 Performance stock units are earned over three year performance periods ending December 31, 2016 and 2015 based on goals.  The vesting schedule for PSUs for each named executive officer is as follows.  (in number of shares)

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

12/31/2015	11,486	2,988	6,441	5,185	3,487
12/31/2016	8,025	2,138	4,547	3,648	2,456

	19,511	5,126	10,988	8,833	5,943

The following table sets forth the stock options exercised by or stock awards vested for the executives during the last fiscal year.  Stock Awards include PSUs that vested on December 31, 2014.  Final determination as to the amounts of these awards will be calculated in March 2015.  Therefore, the awards in this table are the most probable amount.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David P. Heintzman	20,095	153,364	13,077	390,331
Nancy B. Davis	6,300	45,700	3,473	102,351
James A. Hillebrand	4,500	42,810	6,725	202,848
Kathy C. Thompson	16,845	133,305	5,920	175,246
Phillip S. Poindexter	9,450	67,126	3,841	114,555

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the “SOSP”) was to provide benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to supplement their retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally.  The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. Mr. Heintzman is fully vested, and as of December 31, 2014, Ms. Thompson was 88% vested in their respective benefits.  The retirement benefit also becomes fully vested in the event of the executive’s disability or a change of control of the Bank or Stock Yards Bancorp while the executive is employed by the Bank.  There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability.  The death benefits are provided by the Bank endorsing over to the executive via a split dollar agreement a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives.  At December 31, 2014, the SOSP provided for a $3,459,112 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the executive.  The following table illustrates these pension benefits:

Pension Benefit Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David P. Heintzman	Senior Officers’ Security Plan	30	1,114,283	—
Nancy B. Davis	—	—	—	—
James A. Hillebrand	—	—	—	—
Kathy C. Thompson	Senior Officers’ Security Plan	22	571,020	—
Phillip S. Poindexter	—	—	—	—

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation.  In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits.  This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank’s employ due to death or after age 55.  If the executive’s termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum.  The NQ Plan was amended in 2014 to give executives a chance to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it.  Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

		Registrant	Aggregate	Aggregate	Aggregate
	Executive Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

David P. Heintzman (1)	65,400	66,400	—	—	1,178,339
	—	—	—	—	280,242
Nancy B. Davis	84,600	14,839	—	—	466,450
James A. Hillebrand (1)	50,180	40,960	—	—	161,084
	—	—	—	—	8,873
Kathy C. Thompson	29,625	35,840	—	—	568,047
Phillip S. Poindexter	15,034	21,554	—	—	126,155

(1)                              For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account accumulated from periods when they received separate directors’ fees.

(2)                              Includes an amount for each officer equal to the contribution not received under the Bank’s KSOP because of IRS plan limits, as described above.

Other Potential Post-Employment Payments

The Company has no employment agreement and/or severance agreement for any executive for any reason other than change in control.

Various benefit plans of the Bank have special terms that apply if a change in control occurs:

•                  The SOSP, described above, provides that a change in control of the Bank during the executive’s employment will trigger the executive becoming fully vested in the SOSP benefit;

•                  The executives’ ability to exercise stock awards granted prior to 2015 is fully accelerated upon a change in control and any unvested stock-based compensation awards made prior to 2015 become 100% vested at change in control.  Awards made under the terms of the 2015 Omnibus Equity Compensation Plan will only vest if there is both a change in control and the executive’s employment ends within 24 months thereafter;

•                  Performance Stock Units issued in the past are paid in shares of stock as if threshold performance was achieved at change in control;

•                  Each of the executives had Change in Control Severance Agreements as of the end of 2014.  The following summarizes those agreements.

In the event Mr. Heintzman, Ms. Thompson, Mr. Hillebrand or Ms. Davis is terminated without “cause” or resigns for “good reason” (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  For Mr. Poindexter, the multiple of base salary and historical bonus will be two times.

Each executive also has a right to participate in the Bank’s health plans at their cost for three (two in the case of Mr. Poindexter) years following severance, in addition to any existing rights under COBRA.  Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office.  All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Poindexter)  months following the receipt of any severance payment.

Mr. Poindexter’s agreement caps the total payment plus other payments that are triggered by or enhanced due to a change in control that would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive’s five-year average W-2 reported income.  For Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by them.  None of the agreement provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements (as recently revised) if their terms had been triggered as of December 31, 2014 and other amounts that vest or accelerate if there is a change in control.

Officer	Cash Severance ($)	Accelerated SOSP Vesting ($) (1)	Accelerated Stock and SAR Vesting ($) (2)	Total Potential Value ($) (3)
Heintzman	3,240,000	—	987,229	4,227,229
Davis	1,131,600	—	248,423	1,380,023
Hillebrand	1,750,524	—	425,926	2,257,460
Thompson	2,051,400	81,010	598,378	2,649,778
Poindexter	807,770	—	307,705	1,115,475

(1)

This amount sums present value of 100% of the SOSP benefit, less the present value of the percentage of the benefit already vested, using an interest rate of 3.26% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained age of the executive as of the fiscal year end.

(2)

This is the total value as of December 31, 2014 of restricted stock or restricted stock units that would become vested as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2014 on unvested Stock Appreciation Rights which would have vested had a change in control occurred as of that date.

(3)

This is the total of cash severance and the actual amount that would be realized from accelerated vesting of PSUs, stock awards and SARs, using the Company’s market price of Common Stock on December 31, 2014. Each executive also has unexercised SARs which were vested before that date and would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

Director Compensation

The following table sets forth information concerning the compensation of our directors for the last fiscal year:

Director Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($)	($)	($) (2)	($)	($)

Mr. Edinger	41,500	15,000	—	—	—	—	56,500
Mr. Herde	44,500	15,000	—	—	—	—	59,500
Mr. Lechleiter	43,500	15,000	—	—	—	—	58,500
Mr. Madison	34,500	15,000	—	—	—	—	49,500
Mr. Northern	42,100	15,000	—	—	—	—	57,100
Mr. Priebe	33,800	15,000	—	—	—	—	48,800
Mr. Simon	42,100	15,000	—	—	—	—	57,100
Mr. Tasman	44,500	15,000	—	—	—	—	59,500

(1)                                 In January 2014 each non-employee director received a Restricted Stock Award under the 2005 Stock Incentive Plan.  The number of shares granted was equal to $15,000 divided by the fair market value per share on the grant date.  Based on the closing price on the grant date of $30.56 each received 490 shares.  The restricted stock awards fully vest one year from the date of grant.

(2)                              Each director has the option of deferring some or all of his cash fees.  Investment options include Company stock and various mutual funds.  Earnings on the directors’ nonqualified deferred compensation balances are not included above.  The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation in this regard.

The Compensation Committee reviews Board compensation at least every two years.  Their review of director compensation includes benchmark institutions and the related form and substance of how directors are compensated.  For 2014, non-employee directors received an annual retainer of $15,000 and $1,000 for each meeting of Stock Yards Bancorp’s Board of Directors he attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.  Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of Stock Yards Bancorp and the Bank who are members of the various committees of the Board of Directors received $700 per meeting of Stock Yards Bancorp’s Audit Committee, $500 per meeting of Stock Yards Bancorp’s Compensation Committee, Nominating and Corporate Governance Committee and the Bank’s Trust Committee, and $600 per meeting of the Bank’s Loan Committee. In addition, the Chairman of the Audit Committee received an annual retainer of $10,000, the Chairman of the Compensation Committee received an annual retainer of $7,500 and the Lead Independent Director and Chairman of the Nominating and Governance Committee received an annual retainer of $7,500.  Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank.  The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank.  At December 31, 2014, approximately 88 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors.  The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification and evaluation of financial and related audit risks.  The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 61 and 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman

Richard A. Lechleiter

Bruce P. Madison

Stephen M. Priebe

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of Stock Yards Bancorp’s financial statements for 2014 and 2013 and fees billed for other services rendered by KPMG LLP:

	2014	2013
Audit fees, excluding audit related (1)	$321,000	$314,880
Audit-related fees	21,000	35,000
All other fees		—
Total fees	$342,000	$349,880

(1)                                 Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting.  Audit-related fees $21,000 in 2014 and $20,000 in 2013 related to the audit of compliance with requirements applicable to U.S Housing and Urban Development assisted programs and $15,000 for consents related to filings in 2013 in conjunction with the acquisition of THE BANCorp, Inc.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2014 and 2013, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually.  For 2014 and 2013 no fees were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners.  These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp.  In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2014, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $11,790,000 equaling 4.5% of the Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2014 Messrs. Edinger, Lechleiter and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors.  None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions.  The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship.  These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer.  Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions.  These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors.  Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.  Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director.  Any such conclusion would be considered by the Board of Directors.  Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable.  If the transaction were to present a conflict of interest, the Board would determine the appropriate response.  Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the internal auditor will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest.  In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

There were no transactions in 2014 with related persons needing to be disclosed under the SEC’s disclosure requirements.

The Audit Committee established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2014 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-9176; or nancy.davis@syb.com.  A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement.  If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman Chairman and Chief Executive Officer Stock Yards Bancorp, Inc.

Louisville, Kentucky March 23, 2015

Exhibit

STOCK YARDS BANCORP, INC.

2015 OMNIBUS EQUITY COMPENSATION PLAN

SECTION 1— INTRODUCTION

1.1                               Effectiveness and Impact on Prior Plan. Effective as of the Effective Date (as defined below), the Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan (the “Plan”) is hereby established as a successor to the S.Y.  Bancorp 2005 Stock Incentive Plan, as amended (the “2005 Plan”).  The 2005 Plan is hereby merged with and into this Plan effective as of the Effective Date, and no additional grants shall be made thereafter under the 2005 Plan.  Outstanding grants under the 2005 Plan shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2005 Plan, as applicable), and the shares with respect to outstanding grants under the 2005 Plan shall be issued or transferred under this Plan.

1.2                               Purpose.  The purpose of the Plan is to provide (i) designated employees of Stock Yards Bancorp, Inc. (the “Company”) and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards.  The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the Participants with those of the shareholders.

SECTION 2—DEFINITIONS

As used in the Plan, the following terms will have the respective meanings set forth below:

2.1                               “Board” means the Company’s Board of Directors.

2.2                               A “Change of Control” shall be deemed to have taken place for purposes of the Plan if

(a)                                 any Person (as defined in this Section 2.6) is or becomes the Beneficial Owner (as defined in this Section 2.6) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the Effective Date or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company);

(b)                                 during any period of two consecutive years beginning after the Effective Date, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;

(c)                                  the consummation of a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of the Company or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or such surviving entity or of any Subsidiary of the Company or such surviving entity, at least 80% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

(d)                                 the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)                                  the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

For purposes of the definition of Change in Control, “Person” shall have the meaning ascribed to such tern) in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company, any Subsidiary or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any Subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

For purposes of the definition of Change of Control, a Person shall be deemed the “Beneficial Owner” of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing) ; provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of

Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

2.3                               “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2.4                               “Committee” means (i) with respect to Grants to Employees, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Board and (iii) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

2.5                               “Company” means Stock Yards Bancorp, Inc., its subsidiary corporations or other entities and any successor corporation, as determined by the Committee.

2.6                               “Company Stock” means the Common Stock of the Company, no par value per share, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

2.7                               “Disability” or “Disabled” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

2.8                               “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock.   If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

2.9                               “Effective Date” of the Plan means April 22, 2015, provided that the Plan is approved by the shareholders of the Company on that date.

2.10                        “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court.  Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.11                        “Employer” means the Company and its subsidiaries.

2.12                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13                        “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

2.14                        “Fair Market Value” of Company Stock means, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

2.15                        “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

2.16                        “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

2.17                        “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

2.18                        “Non-Employee Director” means a member of the Board who is not an Employee.

2.19                        “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

2.20                        “1933 Act” means the Securities Act of 1933, as amended.

2.21                        “Option” means an option to purchase shares of Company Stock, as described in Section 7.

2.22                        “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

2.23                        “Participant” means an Employee or a Non-Employee Director designated by the Committee to participate in the Plan.

2.24                        “Plan” means this Stock Yards Bancorp, Inc. 2015 Omnibus Equity Compensation Plan, as may be amended from time to time.

2.25                        “SAR” means a stock appreciation right as described in Section 10.

2.26                        “Stock Award” means an award of Company Stock as described in Section 9.

2.27                        “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

SECTION 3—ADMINISTRATION

3.1                               Committee.  The Plan shall be administered and interpreted by the Committee.   Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

3.2                               Committee Authority.  The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18, and (v) deal with any other matters arising under the Plan.

3.3                               Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iii) construe any ambiguous provision of the Plan or any Award Agreement; (iv) prescribe the form of Grant Agreements; (v) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Grant Agreement; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (vii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (viii) determine whether Awards should be granted singly or in combination; (ix) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (x) accelerate the exercise, vesting or payment of a Grant when such action or actions would be in the best interests of the Company; (xi) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period; and (xii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan.

3.4                               Liability; Indemnification.  No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by the Company with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

SECTION 4—GRANTS

Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10 and Other Stock-Based Awards as described in Section 11.  All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.  By acceptance of the Grant, a Participant acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.  Grants under a particular Section of the Plan need not be uniform as among the Participants.

Notwithstanding the Committee’s discretion granted under the Plan to determine the vesting provisions applicable to a Grant, the vesting provisions shall, in all events, be subject to the provisions of this Section 4. The vesting period of any Grant shall be a minimum of one year, provided that incremental vesting of portions of the Grant over the vesting period is permitted. Notwithstanding the foregoing, the Grant Agreement may provide for vesting to occur upon the Participant’s death, Disability or retirement or, subject to the limitations contained herein, in the event of a Change in Control.

SECTION 5—SHARES SUBJECT TO PLAN

5.1                               Shares Authorized.  Subject to adjustment as described below in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) the number of shares of Company Stock subject to outstanding grants under the 2005 Plan as of the Effective Date (reverting to shares reserved for future grant as and when described in Section 5.2 below), plus (ii) the number of shares of Company Stock remaining available for issuance under the 2005 Plan but not subject to an outstanding award and not previously exercised, vested or paid as of the Effective Date.  The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 300,000 shares, subject to adjustment as described below in Section 5.4.

5.2                               Source of Shares; Share Counting.  Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan (including options granted under the 2005 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards (including stock awards and stock units granted under the 2005 Plan) are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan.  If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares as to which such Option is exercised.  If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the number of shares issued, vested or exercised under such Grant, calculated in each instance before payment of such share withholding.  Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such SAR, the number of such shares shall be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR.  To the extent that any Grants are paid in cash (including grants under the 2005 Plan), and not in shares of Company Stock, such Grants shall not count against the share limits in Section 5.1.

5.3                               Individual Limits.  All Grants under the Plan shall be expressed in shares of Company Stock.  The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan during any calendar year to: (i) any Non-Employee Director shall be 3,000 shares via Options and SARs and 2,500 via Stock Awards or Stock Units (provided, however, that such limits do not apply to cash-based Directors fees which directors elect to have paid in Common Stock instead), and (ii) any other Participant shall be 75,000 shares be 40,000 shares via Options and SARs and 35,000 via Stock Awards or Stock Units, in each case subject to adjustment as described in Section 5.4 below.  The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash.  All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

5.4                               Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 6—ELIGIBILITY FOR PARTICIPATION

6.1                               Eligible Persons.  All Employees and Non-Employee Directors shall be eligible to participate in the Plan.

6.2                               Selection of Participants.  The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

SECTION 7—OPTIONS

7.1                               General Requirements.  The Committee may grant Options to an Employee or Non-Employee Directors upon such terms and conditions as the Committee deems appropriate under this Section 7.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

7.2                               Type of Option, Price and Term.

(a)                                 The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code.  Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(b)                                 The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(c)                                  The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant.  However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

7.3                               Exercisability of Options.

(a)                                 Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement.  The Committee may grant Options that are subject to achievement of performance goals or other conditions.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(b)                                 The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable.  Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(c)                                  Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

7.4                               Termination of Employment or Service.  Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director.  The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

7.5                               Exercise of Options.  A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T (or other applicable regulations) of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve, to the extent permitted by applicable law.  Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

7.6                               Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

SECTION 8—STOCK UNITS

8.1                               General Requirements.  The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8.  Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock.  All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

8.2                               Terms of Stock Units.  The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals.  Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee.  The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

8.3                               Payment With Respect to Stock Units.  Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.  The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

8.4                               Requirement of Employment or Service.  The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

8.5                               Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate.  Dividend Equivalents may be paid to Participants currently or may be deferred.  All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee.  The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

SECTION 9—STOCK AWARDS

9.1                               General Requirements.  The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9.  Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee.  The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.  The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

9.2                               Requirement of Employment or Service.  The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

9.3                               Restrictions on Transfer.  While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15.1.  If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed.  The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

9.4                               Right to Vote and to Receive Dividends.  The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period.  The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines.  Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as dividends are paid on Company Stock, as determined by the Committee.

SECTION 10—STOCK APPRECIATION RIGHTS

10.1                        General Requirements.  The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option.  The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

10.2                        Tandem SARs.  The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option.  In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

10.3                        Exercisability; Term.  A SAR shall become exercisable in accordance with such terms and conditions as may be specified in a Grant Agreement.  The Committee may grant SARs that are subject to achievement of performance goals or other conditions.  The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.  The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service.  A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.  The Committee shall determine the term of each SAR, which shall not exceed ten years from the date of grant.

10.4                        Grants to Non-Exempt Employees.  SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

10.5                        Exercise of SARs.  When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

10.6                        Form of Payment.  The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two.

For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.  If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

SECTION 11—OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate.  Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

SECTION 12—QUALIFIED PERFORMANCE-BASED COMPENSATION

12.1                        Designation as Qualified Performance-Based Compensation.  The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

12.2                        Performance Criteria.  When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective Performance Criteria that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.”  The Performance Criteria shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

12.3                        Objective Performance Criteria.  The Committee shall use objectively determinable performance goals based on one or more of the following criteria for the Company or any business unit, division, department or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine:

(i)                                     earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis,  diluted or undiluted, and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

(ii)                                  return on equity;

(iii)                               return on assets;

(iv)                              net or gross revenues or revenue growth over prior year or as compared to budget;

(v)                                 expenses or expense levels;

(vi)                              one or more operating ratios;

(vii)                           stock price (including, but not limited to, growth measures and total shareholder return);

(viii)                        stockholder return;

(ix)                              the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(x)                                 economic value added;

(xi)                              net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate, division or business unit of the Company) under one or more of the Performance Criteria described above relative to the Company’s past performance or performance of other corporations.  Such performance goals shall be set by the Committee over a specified performance period that shall not be shorter than one year and otherwise within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m), or any successor provision thereto, and the regulations thereunder.

12.4                        Timing of Establishment of Criteria.  Performance Criteria must be pre-established by the Committee.  A Performance Criteria is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the Performance Criteria relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal.  However, in no event will a performance goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

12.5                        Certification of Results.  The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends.  The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

12.6                        Death, Disability or Other Circumstances.  The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury Regulations and rulings under section 162(m) of the Code.

SECTION 13—DEFERRALS

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant.  The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

SECTION 14—WITHHOLDING OF TAXES

14.1                        Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

14.2                        Election to Withhold Shares.  If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

SECTION 15—TRANSFERABILITY OF GRANTS

15.1                        Restrictions on Transfer.  Except as described in Section 15.2 below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution.  When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

15.2                        Transfer of Nonqualified Stock Options to or for Family Members.  Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

SECTION 16—CONSEQUENCES OF A CHANGE OF CONTROL

16.1                        Acceleration.  Upon a termination of employment of a Participant occurring in connection with or during a period of two years following a Change of Control, except as otherwise set forth in the Grant Agreement, (i) all outstanding Options and SARs of that

Participant shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards for that Participant shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid to the Participant at their target values, or in such greater amounts as the Committee may determine.

16.2                        Other Alternatives.  In the event of a Change of Control, the Committee may also take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).  Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

SECTION 17—REQUIREMENTS FOR ISSUANCE OF SHARES

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.  No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

SECTION 18—AMENDMENT OF THE PLAN

18.1                        Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements.  No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19.2 below.  Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

18.2                        No Repricing Without Shareholder Approval.  Notwithstanding anything in the Plan to the contrary, except as authorized by Section 5.4, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

18.3                        Shareholder Approval for “Qualified Performance-Based Compensation.” If Grants are made under Section 12 above, the Performance Criteria must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 12, if additional Grants are to be made under Section 12 and if required by section 162(m) of the Code or the regulations thereunder.

SECTION 19—MISCELLANEOUS

19.1                        Effective Date.  The Plan shall be effective as of the Effective Date, if approved by the Company’s shareholders on such date.

19.2                        Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan.  Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation.  The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

19.3                        Compliance with Law.

(a)                                 The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 162(m) as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 162(m) of the Code, that Plan provision shall cease to apply.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.  The Committee may also adopt rules regarding the withholding of taxes on payments to Participants.  The Committee may, in its sole discretion, agree to limit its authority under this Section.

(b)                                 The Plan is intended to comply with the requirements of section 409A of the Code such that Grants hereunder will be exempt therefrom, or if not so exempt, will comply with that section so as not to impose taxes on Participants prior to the receipt of value hereunder.  Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code.  If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(c)                                  Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as described below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code.  If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period.  If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death.  The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(d)                                 Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under section 409A or other section of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

19.4                        Enforceability.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

19.5                        Funding of the Plan; Limitation on Rights.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person.  No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.6                        Rights of Participants.  Nothing in this Plan shall entitle any Employee, Non-Employee Director, or other person to any claim or right to receive a Grant under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

19.7                        No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8                        Clawback Rights.  All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date.

19.9                        Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, this Plan has been executed as of the Effective Date.

STOCK YARDS BANCORP, INC.

By:

Title:

STOCK YARDS BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 2015

This proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc.

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (“Annual Meeting”) to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 on April 22, 2015 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

(1)	ELECTION OF DIRECTORS

Nominees are: Charles R. Edinger III, David P. Heintzman, Carl G. Herde, James A. Hillebrand, Richard A. Lechleiter, Bruce P. Madison, Richard Northern, Stephen M. Priebe, Nicholas X. Simon, Norman Tasman and Kathy C. Thompson. Mark one box only.

☐	FOR ALL nominees listed above
☐	FOR ALL nominees listed above EXCEPT the following:

☐	WITHHOLD authority to vote for ALL nominees listed above

(2)	The ratification of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2015.		FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	The approval of a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized Common shares from 20,000,000 to 40,000,000.		FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)

The approval of a proposed amendment to the Company’s Second Amended and Restated Articles of Incorporation to implement a majority voting standard for the election of directors in uncontested elections.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

(5)	The approval of the 2015 Omnibus Equity Compensation Plan and the performance criteria to be used under it.		FOR ☐	AGAINST ☐	ABSTAIN ☐

(6)	The advisory approval of the compensation of Bancorp’s named executive officers.		FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR ALL nominees for director listed above, FOR the ratification of KPMG LLP, FOR approval of the increase in common shares, FOR the implementation of a majority voting standard, FOR the 2015 Omnibus Equity Compensation Plan, and FOR the approval of executive compensation.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of KPMG LLP, for the increase in common shares, for the majority voting standard, for the 2015 Omnibus Equity Plan, and for the approval of executive compensation.  If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

	Date	, 2015

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 22, 2015: The notice and proxy statement and annual report are available at http://irinfo.com/sybt/sybt.html.